UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 26, 2011

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)
350 Oak Grove Parkway Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5         Corporate Governance and Management

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 26, 2011, Angeion Corporation (the “Company”) and Gregg O. Lehman, Ph.D. entered into a Letter Agreement under which the Company agreed to pay Dr. Lehman an annualized base salary of $320,000 for his service as Interim Chief Executive Officer of the Company.   A copy of that agreement is attached as Exhibit 10.1 to this Form 8-K.

Item 5.07        Submission of Matters to a Vote of Security Holders

On May 26, 2011, the Company held its 2011 Annual Meeting of Shareholders (the “Annual Meeting”).  Of the 3,875,376 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting, 2,739,048 shares were present either in person or by proxy.

The following describes the matters considered by the Company’s shareholders at the Annual Meeting and the results of the votes cast at the meeting:

Proposal 1.           To elect five directors of the Company to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected and qualified.

Nominee	For	Withhold	Broker Non-Vote

John R. Baudhuin	1,277,130	75,187	1,386,731
Gregory W. Beasley	1,284,821	67,496	1,386,731
Robert E. Munzenrider	1,284,781	67,536	1,386,731
Mark W. Sheffert	1,007,627	344,690	1,386,731
Rodney A. Young	978,370	373,947	1,386,731

Proposal 2.           To ratify and approve the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm for the Company for the fiscal year ending October 31, 2011.

For	Against	Abstain
2,707,092	25,372	6,584

As a result, the shareholders elected each nominee as a director of the Company, and ratified and approved the appointment of Baker Tilly Virchow Krause, LLP as independent registered public accounting firm for the Company for the year ending October 31, 2011.

Exhibit No.	Description of Exhibit
10.1	Letter Agreement dated as of May 26, 2011 between Angeion Corporation and Gregg O. Lehman, Ph.D.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: June 2, 2011	By	/s/ Robert M. Wolf
Robert M. Wolf Chief Financial Officer

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